Larson Allen
                           Achieve the Desired Effect
     18 Sentry Park West, Suite 300, Blue Bell, PA 19422 215/643-3900, Fax
                       215/643-4030, www.larsonallen.com



August 7, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


         Re: The American Heritage Fund, Inc.

We have read the statements that we understand The American Heritage Fund, Inc. will included under Exhibit 77K of the Form N-SAR report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Exhibit 77K.

Yours truly,

/s/Larson, Allen, Weishair & Co., LLP
Larson, Allen, Weishair & Co., LLP